Jack Henry & Associates, Inc.	Analyst & IR Contact:	Kevin D. Williams
663 Highway 60, P.O. Box 807		Chief Financial Officer
Monett, MO 65708		(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH
14% INCREASE IN NET INCOME

Monett, MO, August 12, 2014 - Jack Henry & Associates, Inc. (NASDAQ: JKHY), a leading provider of technology solutions and payment processing services primarily for the financial services industry, today announced fiscal 2014 results. Total revenue increased 7% compared to the prior fiscal year to $1,210.1 million and gross profit increased 9% to $518.6 million. Net income rose 14% compared to the prior fiscal year to $201.1 million.
For the quarter ended June 30, 2014, the company generated total revenue of $310.9 million compared to $298.1 million in the same quarter a year ago. Gross profit increased to $132.6 million from $124.2 million in the fourth quarter of last fiscal year. Net income in the current quarter was $50.6 million, or $0.60 per diluted share, compared to $47.7 million, or $0.55 per diluted share in the same quarter a year ago.
In fiscal 2014, total revenue of $1,210.1 million was generated compared to $1,129.4 million in fiscal 2013. Gross profit increased to $518.6 million compared to $477.0 million during last fiscal year. Net income for the current year was $201.1 million, or $2.36 per diluted share, compared to $176.6 million, or $2.04 per diluted share for the prior year.
According to Jack Prim, CEO, “We are very pleased to announce record revenue for both the fourth quarter and fiscal year as well as record earnings for the full fiscal year. We delivered a balanced performance that benefitted our shareholders, customers and employees, and we feel good about the outlook for FY15."
Operating Results
License revenue for the fourth quarter increased to $13.1 million, or 4% of fourth quarter total revenue, from $12.1 million, or 4% of fourth quarter total revenue a year ago. All components of support and service revenue grew in the quarter compared to the prior year and increased 5% to $283.6 million, or 91% of total revenue in the fourth quarter of fiscal 2014 from $269.9 million, or 91% of total revenue for the same period a year ago. Hardware sales in the fourth quarter of fiscal 2014 decreased 12% to $14.2 million, from $16.2 million in the fourth quarter of last fiscal year. Hardware revenue was 5% of total revenue in both periods.
For the fiscal year 2014, license revenue decreased 3% to $53.0 million from $54.8 million a year ago. License revenue was 5% of total revenue last year, dropping to 4% in the current fiscal year. There was growth in all components of support and service revenue in fiscal 2014 resulting in an 8% increase in support and service revenue, which expanded to $1,098.4 million from $1,015.2 million last year. Support and service as a percentage of total revenue increased to 91% of fiscal 2014 revenue from 90% last year. Hardware sales for the fiscal year decreased 1% to $58.7 million, or 5% of total revenue, from $59.4 million, or 5% of total revenue, in the same period last year.
According to Kevin Williams, CFO, "as we discussed a year ago there was a significant amount of one-time revenue impacts during the quarter and the entire prior fiscal year, which created very challenging comps. Backing out the entire impact of the unexpected one-time revenue impacts primarily from early termination fees, our revenue actually grew 7% for the quarter and 8% for the entire fiscal year compared to the same periods last year."
Cost of sales for the fourth quarter increased 3% to $178.4 million from $173.9 million in the fourth quarter of fiscal 2013. Gross profit increased 7% to $132.6 million for the fourth quarter this fiscal year from $124.2 million last year. Gross margin was 43% in the fourth quarter compared to 42% in the same quarter last year.
Cost of sales for fiscal year 2014 increased 6%, to $691.4 million from $652.4 million for the year ended June 30, 2013. Gross profit increased 9% to $518.6 million compared to $477.0 million last year. Gross margin was 43% for fiscal 2014 compared to 42% last year.
Gross margin on license revenue for the fourth quarter of fiscal 2014 was 94% compared to 91% for fiscal 2013. Gross margin on license was 92% for fiscal year 2014 compared to 91% for fiscal year 2013. Support and service gross margin was 41% in the fourth quarter of fiscal 2014, increasing from 40% in the fourth quarter of fiscal 2013. The support and service gross margin was 41% for both years ending June 30, 2014 and June 30, 2013. Hardware gross margins decreased for the fourth quarter to 23% from 26% for the same quarter last year. Year-to-date hardware gross margins also decreased from 26% in the twelve months ended June 30, 2013 to 25% for the twelve months ended June 30, 2014.
Operating expenses increased 3% in the fourth quarter of fiscal 2014 compared to the same quarter a year ago primarily due to increased headcount and related salaries. Selling and marketing expenses increased 7% in the current year fourth quarter to $22.0 million, or 7% of total revenue, from $20.6 million, or 7% of prior year fourth quarter revenue. Research and development expenses increased 3% to $17.4 million, or 6% of total revenue, from $16.9 million, or 6% of total revenue, for the fourth quarter in fiscal 2013.

JKHY Fiscal Year Net Income Increases 14%
August 12, 2014

General and administrative costs decreased 4% in the current year fourth quarter to $13.3 million, or 4% of total revenue, from $13.9 million, or 5% of total revenue, in the fourth quarter of fiscal 2013.
For the fiscal year ended June 30, 2014, operating expenses decreased 2% to $206.6 million, compared to $211.4 million for the same period a year ago. Selling and marketing expenses increased 6% in fiscal year 2014 to $86.6 million from $81.6 million in the prior year, and remained at 7% of total revenue for both fiscal years. Research and development expenses increased 6% to $66.7 million, or 6% of total revenue, for fiscal 2014, from $63.2 million, or 6% of total revenue, last year. General and administrative costs decreased 20% to $53.3 million in fiscal 2014, from $66.6 million for the same period a year ago, and also decreased to 4% of total revenue in fiscal 2014 from 6% in fiscal 2013. The decrease in general and administrative costs is primarily due to the prior year expenses related to the flooding at our Lyndhurst, New Jersey item processing center.
Operating income increased 9% to $79.8 million, or 26% of fourth quarter revenue, compared to $72.9 million, or 24% of revenue in the fourth quarter of fiscal 2013. Provision for income taxes increased 28% in the current fourth quarter compared to the same quarter in fiscal 2013 and is 36.4% of income before income taxes this quarter compared to 32.2% of income before income taxes for the same period in fiscal 2013. Fourth quarter net income totaled $50.6 million, or $0.60 per diluted share, compared to $47.7 million, or $0.55 per diluted share in the fourth quarter of fiscal 2013.
Operating income increased 17% to $312.0 million for fiscal 2014 compared to $265.5 million a year ago. Operating income was 26% of total revenue in fiscal 2014 compared to 24% in the prior fiscal year. Provision for income taxes as a percentage of income before income taxes increased to 35.4% in fiscal 2014 from 32.0% in fiscal 2013. Net income totaled $201.1 million for fiscal 2014, or $2.36 per diluted share, compared to $176.6 million, for fiscal 2013, or $2.04 per diluted share.
For the fourth quarter of fiscal 2014, the bank systems and services segment revenue increased 5% to $235.8 million from $224.5 million in the same quarter last year. Gross margin was 42% in the fourth quarter of 2014, compared with 41% in the same period last year. The credit union systems and services segment revenue increased 2% to $75.1 million with a gross margin of 45% for the fourth quarter of 2014 from $73.6 million and a gross margin of 44% in the same period a year ago.
For the year ended June 30, 2014, the bank systems and services segment revenue increased 8% to $913.0 million from $848.1 million, with a gross margin of 42% for both the current and prior year. The credit union systems and services segment revenue increased 6% to $297.1 million for fiscal 2014 from $281.3 million last year, with gross margin increasing to 45% in the current year, from 44% last year.
Balance Sheet, Cash Flow, and Backlog Review
At June 30, 2014, cash and cash equivalents decreased to $70.4 million from $127.9 million at June 30, 2013. Trade receivables decreased to $224.0 million from $231.3 million a year ago. Current and long term debt decreased from $15.3 million a year ago to $9.1 million at June 30, 2014. Deferred revenue increased to $321.0 million at June 30, 2014, compared to $304.6 million a year ago. Stockholders' equity decreased 3% to $1,038.2 million at June 30, 2014, compared to $1,072.2 million a year ago.
Backlog increased 3% at June 30, 2014 to $513.2 million ($118.7 million in-house and $394.5 million outsourcing) from $498.8 million ($105.8 million in-house and $393.0 million outsourcing) at June 30, 2013. Backlog increased slightly from March 31, 2014, which was $510.7 million ($121.4 million in-house and $389.3 million outsourcing).
Cash provided by operations totaled $341.7 million in the current year compared to $309.2 million last year. The following table summarizes net cash (in thousands) from operating activities:

	Year Ended June 30,
	2014	2013
Net income	$201,136	$176,645
Non-cash expenses	135,704	133,334
Change in receivables	7,498	(12,739)
Change in deferred revenue	15,072	8,597
Change in other assets and liabilities	(17,751)	3,337
Net cash provided by operating activities	$341,659	$309,174
Cash used in investing activities for fiscal 2014 of $131.8 million included $27.9 million of payments for the acquisition of Banno, capital expenditures of $33.2 million, capitalized software development of $62.2 million, and $16.3 million for internal use software, partially offset by $7.8 million proceeds received primarily from sale of aircraft. Cash used in investing activities for fiscal 2013 was $97.2 million and included capital expenditure on facilities and equipment of $46.3 million and $51.3 million for the development of software.
During fiscal 2014, net cash used in financing activities for the current fiscal year is $267.4 million and includes $175.7 million for the purchase of treasury shares, payment of dividends of $71.3 million, and repayments of capital leases of $22.2 million. During the fourth quarter, the Company also borrowed $25.0 million against its revolving line of credit and the full amount of the borrowing was repaid in the same period. Net cash used in financing activities for the prior fiscal year was $241.3 million and includes payment of dividends of $48.2 million, repayments on our credit facilities of $145.2 million and purchases of treasury shares totaling $58.1 million. Cash used in financing activities was partially offset by net proceeds of $10.2 million from the exercise of stock options, the sale of common stock and excess tax benefits from stock option exercises.

JKHY Fiscal Year Net Income Increases 14%
August 12, 2014

About Jack Henry & Associates
Jack Henry & Associates, Inc. (NASDAQ: JKHY) is a leading provider of computer systems and electronic payment solutions primarily for financial services organizations. Its technology solutions serve almost 11,300 customers nationwide, and are marketed and supported through three primary brands. Jack Henry Banking™ supports banks ranging from community to mid-tier institutions with information processing solutions. Symitar™ is the leading provider of information processing solutions for credit unions of all sizes. ProfitStars provides highly specialized products and services that enable financial institutions of every asset size and charter, and diverse corporate entities to mitigate and control risks, optimize revenue and growth opportunities, and contain costs.  Additional information is available at www.jackhenry.com. The company will hold a conference call on August 13, 2014; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.
Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

JKHY Fiscal Year Net Income Increases 14%
August 12, 2014

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)	Three Months Ended June 30,		% Change	Year Ended June 30,		% Change
	2014	2013		2014	2013
REVENUE
License	$13,070	$12,063	8%	$53,009	$54,818	(3)%
Support and service	283,635	269,901	5%	1,098,386	1,015,211	8%
Hardware	14,233	16,184	(12)%	58,658	59,357	(1)%
Total	310,938	298,148	4%	1,210,053	1,129,386	7%
COST OF SALES
Cost of license	747	1,136	(34)%	4,273	4,824	(11)%
Cost of support and service	166,744	160,807	4%	643,443	603,920	7%
Cost of hardware	10,892	11,968	(9)%	43,708	43,650	—%
Total	178,383	173,911	3%	691,424	652,394	6%
GROSS PROFIT	132,555	124,237	7%	518,629	476,992	9%
Gross Profit Margin	43%	42%		43%	42%
OPERATING EXPENSES
Selling and marketing	22,007	20,558	7%	86,570	81,619	6%
Research and development	17,447	16,870	3%	66,748	63,202	6%
General and administrative	13,301	13,915	(4)%	53,312	66,624	(20)%
Total	52,755	51,343	3%	206,630	211,445	(2)%
OPERATING INCOME	79,800	72,894	9%	311,999	265,547	17%
INTEREST INCOME (EXPENSE)
Interest income	33	130	(75)%	377	640	(41)%
Interest expense	(296)	(2,701)	(89)%	(1,105)	(6,337)	(83)%
Total	(263)	(2,571)	(90)%	(728)	(5,697)	(87)%
INCOME BEFORE INCOME TAXES	79,537	70,323	13%	311,271	259,850	20%
PROVISION FOR INCOME TAXES	28,928	22,654	28%	110,135	83,205	32%
NET INCOME	$50,609	$47,669	6%	$201,136	$176,645	14%
Diluted net income per share	$0.60	$0.55		$2.36	$2.04
Diluted weighted average shares outstanding	84,276	86,525		85,396	86,619

Consolidated Balance Sheet Highlights (Unaudited)
(In Thousands)				June 30,		% Change
				2014	2013
Cash and cash equivalents				$70,377	$127,905	(45)%
Receivables				224,041	231,263	(3)%
Total assets				1,624,292	1,629,155	—%

Accounts payable and accrued expenses				$73,815	$80,229	(8)%
Current and long term debt				9,136	15,295	(40)%
Deferred revenue				320,987	304,597	5%
Stockholders' Equity				1,038,161	1,072,169	(3)%